Exhibit 8.1

Locke Liddell & Sapp LLP
ATTORNEYS & COUNSELORS
3400 JPMORGAN CHASE TOWER		(713) 226-1200

600 TRAVIS STREET		Fax: (713) 223-3717

HOUSTON, TEXAS 77002-3095	AUSTIN • DALLAS • HOUSTON • NEW ORLEANS • WASHINGTON, D.C.	www.lockeliddell.com

February 22, 2007

Sterling Bancshares, Inc.

2550 North Loop West, Suite 600

Houston, Texas 77092

Ladies and Gentlemen:

We have acted as counsel to Sterling Bancshares, Inc., a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“Sterling”), in connection with the planned merger (the “Merger”) of Partners Bank of Texas, a Texas state banking association chartered under the banking laws of the State of Texas (“Partners Bank”), with and into Sterling Bank, a Texas-chartered banking association and wholly-owned subsidiary of Sterling (“Merger Sub”), with Merger Sub as the surviving corporation, pursuant to an Agreement and Plan of Merger, dated as of January 24, 2007, as amended (the “Merger Agreement”), by and between Sterling, Partners Bank, and Merger Sub. At your request, and pursuant to Section 9.3(e) of the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Registration Statement of Sterling filed on Form S-4 with the Securities and Exchange Commission and proxy statement/prospectus contained therein, each as amended or supplemented through the date hereof (the “Registration Statement”), and (iii) such other documents, records and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion. In addition, in rendering our opinion, we have relied upon certain statements and representations made by certain officers of Sterling, Partners Bank and Merger Sub (the “Certified Representations”) as well as statements and representations contained in the Merger Agreement, which we have neither investigated nor verified. We have assumed that all such statements and representations will be true, correct, complete and not breached as of the Effective Time, and that no actions that are or would be inconsistent with such statements and representations have been or will be taken. We have also assumed that all representations made “to the best of the knowledge of” any person or entity will be true, correct and complete as of the Effective Time as if made without such qualification.

In addition, we have assumed that (i) the statements and facts concerning the Merger set forth in the Merger Agreement and Registration Statement are accurate, the Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (and no transaction, covenant or condition described therein and affecting this opinion will be waived or amended by any party), (ii) each of Sterling, Partners Bank and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated

Sterling Bancshares, Inc.

February 22, 2007

thereunder, (iii) the Merger Agreement and all of the documents and instruments referred to therein are valid and binding in accordance with their terms and (iv) the Merger will qualify as a statutory merger under applicable laws of the State of Texas.

Furthermore, with respect to all documents reviewed and relied upon by us, we have assumed (i) the genuineness of all signatures, (ii) the truth, completeness and authenticity of such documents, (iii) none of such documents have been amended or modified, (iv) there are no other documents which affect the opinion hereinafter set forth and (v) the documents reflect the entire agreement of the parties with respect to the Merger. Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions could adversely affect our opinion.

Our opinion is based upon existing provisions of the Code, Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service (“IRS”) and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change. No ruling has been or will be sought from the IRS by Sterling, Partners Bank or Merger Sub as to the federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that the Merger of Partners Bank with and into Merger Sub will qualify as a reorganization within the meaning of Section 368(a) of the Code.

No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of the Merger under any foreign, state or local tax law. Furthermore, our opinion is based on current federal income tax laws and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time in federal income tax law or administrative practice that may affect our opinion. This opinion is being furnished only to you in connection with Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

This opinion may be filed as an exhibit to the Registration Statement. In giving this consent to such filing, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Locke Liddell & Sapp LLP